Exhibit 10-4

Description of Supplemental Insurance Benefits

The Company provides life insurance coverage equal to two times salary and most recent bonus, plus $200,000 to certain executives and $300,000 to certain executives of the Company who are also on its Board of Directors. The Company provides additional travel accident insurance equal to three times salary and most recent bonus to certain executives, beyond the coverage provided to other employees. The Company provides additional health coverage to certain executives with a maximum annual benefit of up to $25,000 per executive family.